LYNCH INTERACTIVE
CORPORATION
                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                    REPORTS FOURTH QUARTER OPERATING RESULTS

RYE, New York, April 15, 2004 - Lynch Interactive Corporation (AMEX:LIC) reported fourth quarter revenues grew a solid 5.8% to $22.5 million from the $21.2 million in the fourth quarter of 2002. The increase is traceable to higher inter-state access revenues, especially at operations that are undergoing significant capital upgrade programs, and increased non-regulated revenues (notably CLEC and protective security services). The overall revenue increase was crimped by lower intra-state access fees which are traceable to regulatory initiatives in the states of Kansas and New York.

Operating profit for the fourth quarter of 2003 was $3.6 million, about the same as the fourth quarter of 2002. Fourth quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $9.0 million, up from $8.5 million in the fourth quarter of 2002. During the fourth quarter of 2003, the Company recorded incremental incentive accruals of $700,000 under its shareholder approved management incentive program over the fourth quarter of 2002. See Attachment A for an explanation of why EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Also during the fourth quarter, we sold our investments in Sunshine PCS Corporation's preferred stock and warrants for $7.6 million in cash. While we incurred a $14 million cash loss from our initial investment in Sunshine PCS, we realized a $3.9 million pre-tax book gain as we had written off most of our investment in prior years.

Earnings were $1.22 per share for the three months ended December 31, 2003, as compared to $0.16 per share for the three months ended December 31, 2002, with the gain from the sale of the Sunshine PCS investment contributing $0.92 per share of the 2003 earnings.

We invested $8.0 million in capital expenditures during the fourth quarter of 2003, down from $9.4 million in the fourth quarter of 2002. Current plans contemplate about $21 million in capital expenditures in 2004, as compared to $22.7 million in 2003 and $23.8 million in 2002.

For the year 2003, revenues increased 1.3% to $87.5 million as higher interstate access revenues and contributions from the Universal Service Fund due to capital upgrades were offset by lower intrastate access revenues in Kansas and New York. On the non-regulated side, the revenues for our security operations increased by $0.6 million, which was offset by the lost revenues from an operation that was discontinued in late 2002.

       401 Theodore Fremd Avenue, Rye, New York 10580 - Tel: 914-921-8821
                              - Fax: 914-921-6410

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Full year  operating  profits  slipped to $18.4 million  versus $19.2 million in
2002 due to an increase in the management incentive accrual of $1.2 million in 2003. EBITDA generated from operating subsidiaries grew by 3.2% to $43.2 million from $41.9 million.

Earnings per share from continuing operations for the year ended December 31, 2003, were $2.65 per share, up from $1.34 per share last year. Included in 2003 earnings is the above noted $0.92 gain on the sale of the Sunshine PCS investments. Included in 2002 earnings is a $5.0 million pre-tax gain on the sale of cellular partnership interest in New Mexico offset by a $5.5 million reserve for impairment of the Company's investment in an entity that acquired 700MHz Guard Band Spectrum. These 2002 items netted to a loss of $0.39 per share, after-tax and minority interest effects.

Telephone Operations

As of December 31, 2003, Interactive's multimedia operations consisted of 53,100 access lines, 2,700 cable subscribers, 19,600 Internet subscribers, 5,700 CLEC customers, 6,700 alarm customers, 600 paging customers, 15,100 long distance resale customers, 2,800 DSL customers and PCS licenses covering areas with an aggregate population of approximately 380,800. Access lines were down 1.5% from year-end 2002. In addition, Interactive's alarm customers grew by 3.3%, CLEC customers were up by 12.0%, long distance resale customers grew by 2.5% and DSL customers were up by 79%. Dial-up Internet subscribers were down by 8.2% from year-end 2002.

Investments

- Interactive owns approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares, (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service primarily in Minnesota.

- Sunshine PCS Corporation, in which Interactive had investments of preferred stock, common stock and warrants, sold its three PCS licenses to Cingular Wireless on December 31, 2003, for a total of $13.75 million. As part of this sale, Interactive received $7.2 million in exchange for all its preferred stock in Sunshine and $0.4 million for its warrants in Sunshine. As a result of the sale of these assets, Interactive recorded a gain of $3.9 million in the fourth quarter of 2003. Beginning in 1995, Interactive had invested $21.9 million in Sunshine and its predecessor operations. Some of the investment was distributed to Interactive's shareholders in 2001 in the form of Class A common stock of Sunshine, but the majority of the investment was made in the preferred stock. Accordingly, there was a sizeable economic loss when our investment in Sunshine PCS preferred stock was sold. Because we previously provided a reserve for impairment of $17 million of this investment, we are currently recognizing a pre-tax book profit of $3.9 million.

- Wireless - Interactive also has two minority-owned investments in cellular operations in New Mexico and North Dakota covering a net population of 35,000. In addition, the Company is developing two PCS licenses in Las
     Cruces, New Mexico and Logan, Utah. The Company owns 12 licenses in the Lower 700 MHz spectrum band and through minority owned entities has invested in spectrum in the 39 GHz, 700 MHz Guard Band and Paging licenses.

Broadcasting

Interactive also has two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (70th largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (88th largest in the U.S.).

Stock Repurchase Program

Interactive will continue to make open market purchases of its common stock pursuant to its stock repurchase program. During the year ended December 31, 2003, Interactive bought back 12,700 shares at an average cost of $22.57. In addition, 5,300 shares were purchased so far in 2004. Since the inception of the stock repurchase program Interactive has acquired 50,300 shares at a total cost of $1.6 million or $32.16 per share.

Balance Sheet

At December 31, 2003, the Company had cash and equivalents of $26.6 million as compared to $23.4 million at December 31, 2002. The total debt at December 31, 2003 was $179.2 million, down from $189.5 million at the end of last year.

Board of Directors

Frederic V. Salerno and Vincent S. Tese have resigned from the Board of Directors of Lynch Interactive Corporation effective February 20, 2004. Mr. Salerno became a member of the Board of Directors of the Company in August 2002 and was appointed as Chairman of the Board of Directors in December 2002. Mr. Tese has been a director of the Company since July 2000.

"Fred's tenure as Chairman was very helpful and his strategic insights will position us for the future. Fred and Vince were active directors and made substantial contributions. Both will remain available to help us execute our growth initiatives," said Mario J. Gabelli, the Chief Executive Officer of Lynch Interactive.

David Mitchell has indicated that he will not stand for reelection at the next Annual Meeting. "David was President of the Telephone Group of Rochester Telephone when I first met him fifteen years ago. He has provided solid observations on dynamics occurring in the telecom world. We thank him for his advice and counsel. He will continue to be available." said Mr. Gabelli.

Outlook

The Company has initiated an effort to monetize certain of its assets, including selling a portion or all of its investment in certain of its operating entities. These may also include minority interests and investments. In December 2003, the Company sold its preferred stock and warrants in Sunshine PCS Corporation. In March 2002, the Company sold its 20.8% interest in the New Mexico cellular property, RSA #1 (North) to Verizon Wireless for $5.5 million including the repayment of certain outstanding indebtedness to Verizon.

There are many significant dynamics affecting in the telecommunication world today, both on a competitive and regulatory front. The increasing use of Voice over Internet Protocol ("VoIP") is one national level development that could have a substantial detrimental impact on our future revenue sources. Interactive receives significant revenues, $23.3 million in 2003, from the Universal Services Fund mechanism. Current regulatory initiatives on inter-carrier compensation including the Universal Services Funding could impact the Company's revenue stream.

The Company is currently expecting that its revenues for 2004 will exceed $90.0 million, up from $87.5 million in 2003, and that its 2004 operating profit will exceed $21 million, up from $18.4 million in 2003. EBITDA for the year 2004 is expected to be about $45.0 million being generated by our operating subsidiaries, before $4.0 million of corporate office expenses. Operating profit plus $20 million of depreciation and amortization expense equals EBITDA. See Attachment A for an explanation of why EBITDA is useful information to our investments.

During 2003, the Company incurred $11.9 million of interest expense. Currently, $57 million of the Company's total debt of $179 million is at variable interest rates averaging 4.3%. The Company is considering changing a major portion of its current variable interest rate debt to fixed interest rates which would increase the Company's interest expense.

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2003. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.


                                  * * * * * * *
Contact: Robert E. Dolan
         Chief Financial Officer
         914/921-8821

Release: 04-04

                                                                    Attachment A

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($3.6 million for both the three months ended December 31, 2003 and 2002).

Lynch Interactive Corporation                                       Attachment B
Statements of Operations  and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)

STATEMENTS OF OPERATIONS

                                                    Three Months Ended   Percent        Twelve Months Ended   Percent
                                                      December 31,       Increase          December 31,       Increase
                                                    ------------------                  -------------------
                                                     2003       2002      (Decrease)      2003       2002    (Decrease)
                                                    --------------------------------    ------------------------------

Revenues                                             $22,488    $21,249       5.8%        $87,453    $86,304       1.3%

Cost and Expenses:
Operations, exclusive of depreciation and             11,576     11,574                    44,210     44,284
amortization
Depreciation and amortization                          5,460      4,905                    20,282     19,353
Selling and administration                             1,870      1,129                     4,533      3,434
                                                    -------------------                   ------------------
Operating profit, in accordance with generally         3,582      3,641     (1.6%)         18,428     19,233     (4.2%)
accepted accounting principles

Other Income(Expense)
Investment income                                        381        371                     1,120      1,765
Interest expense                                     (2,844)    (3,120)                  (11,864)   (13,031)
Equity in earnings of affliated companies              1,257        405                     2,280      1,262
Gain on redemption of Sunshine PCS Preferred           3,919                                3,919
Stock
Gain on sale of minority interest in cellular RSA                                                     4,965
Reserve for impairment of investment in spectrum
license holder                                                                                       (5,479)
                                                     ------------------                   ------------------
                                                       2,713    (2,344)                   (4,545)   (10,518)
                                                     ------------------                   ------------------
Income Before Income Taxes Minority
Interests and Other Items                              6,295      1,297                    13,883      8,715
Provision For Income Taxes                            (1,859)      (691)                   (4,968)    (3,924)
Minority Interests                                   (1,047)      (151)                   (1,525)    (1,030)
                                                     -----------------                    ------------------
Income (Loss) Before Discontinued Operations           3,389        455                     7,390      3,761
Operating Results of the Morgan Group Inc.                                                           (1,888)
                                                     ------------------                    -----------------
Net Income                                            $3,389       $455                    $7,390     $1,873
                                                     ==================                    =================
Weighted Average Shares Used In Earnings
Per Share Computations                                 2,782      2,794                     2,786      2,805

Basic Earnings Per Share
Income Before Discontinued Operations                  $1.22      $0.16                     $2.65      $1.34
Net Income                                             $1.22      $0.16                     $2.65      $0.67

                                                                   0.94
Earnings Before Interest,Taxes, Depreciation, and
Amortization - see Attachment A
Operating Subsidiaries                                10,912      9,604      13.6%        $43,243    $41,920       3.2%
Corporate Office Expense                             (1,870)    (1,058)                   (4,533)    (3,334)
                                                     -----------------                   -------------------
Total EBITDA                                           9,042      8,546       5.8%         38,710     38,586
Depreciation and amortization                        (5,460)    (4,905)                  (20,282)   (19,353)
                                                    ------------------                   -------------------
Operating profit, in accordance with generally        $3,582     $3,641                   $18,428    $19,233
accepted accounting principles                      ==================                   ===================

Capital Expenditures                                   8,039      9,411                   $22,740    $23,785

SELECTED BALANCE SHEET DATA
                                                                                         Dec. 31,   Dec. 31,
                                                                                          2003       2002
                                                                                           ----       ----
Cash and Cash Equivalents                                                                 $26,556    $23,356
Long-Term Debt                                                                            175,783    176,621
Minority Interests                                                                         9,763      7,151
Shareholders' Equity                                                                       29,887     22,632

Shares Outstanding at Date                                                                  2,780      2,793